Exhibit (a)(1)(A)

Macquarie Infrastructure Corporation

Offer to Purchase for Cash
Any and All of its Outstanding
2.00% Convertible Senior Notes due 2023
(CUSIP No. 55608BAB1)

The Tender Offer (as defined below) will expire at 11:59 p.m., New York City time, on March 16, 2021, or any other date and time to which the Company extends such Tender Offer (such date and time, as it may be extended, the “Expiration Date”), unless earlier terminated. You must validly tender your Notes (as defined below) at or prior to the Expiration Date to be eligible to receive the Purchase Price (as defined below) for such Notes. The Purchase Price will be payable in cash. Tendered Notes may be validly withdrawn from the Tender Offer at or prior to the Expiration Date. The Tender Offer is subject to the satisfaction or waiver of certain conditions as set forth under the heading “The Terms of the Tender Offer—Conditions to the Tender Offer.”

Upon the terms and subject to the conditions described in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer Documents”), Macquarie Infrastructure Corporation, a Delaware corporation (the “Company,” “MIC,” “we,” “us,” or “our”), hereby offers to purchase any and all of the outstanding $402,500,000 principal amount of its 2.00% Convertible Senior Notes due 2023 (the “Notes”) for cash in an amount equal to $1,000 per $1,000 principal amount of Notes purchased (the “Purchase Price”). Additionally, Holders (as defined herein) of the Notes that are validly tendered at or prior to the Expiration Date and accepted for purchase will receive accrued interest, if any, from the last interest payment date up to, but not including, the Settlement Date (as defined herein) (“Accrued Interest”). The Company refers to the offer to purchase the Notes as the “Tender Offer.”

The Tender Offer is open to all registered holders (individually, a “Holder” and, collectively, the “Holders”) of the Notes. The Tender Offer is not conditioned on the tender of any minimum principal amount of Notes. The Tender Offer is, however, subject to the satisfaction or waiver, in the Company’s sole discretion, of certain conditions as described herein. See “The Terms of the Tender Offer—Conditions to the Tender Offer.” The purpose of the Tender Offer is to retire the debt associated with the Notes, which mature on October 1, 2023, unless earlier repurchased or converted.

Title of Security	CUSIP	Outstanding Principal Amount	Purchase Price(1)(2)
2.00% Convertible Senior Notes due 2023	55608BAB1	$402,500,000	$1,000.00

(1)	Per $1,000 principal amount of Notes tendered and accepted for purchase.
(2)	Holders of Notes that are validly tendered and accepted in the Tender Offer will receive Accrued Interest, if any.

The Offer Documents contain important information that should be read before any decision is made with respect to the Tender Offer. In particular, see “Certain Considerations” beginning on page 25 for a discussion of certain factors you should consider in connection with the Tender Offer.

Requests for additional copies of this Offer to Purchase or for copies of the related Letter of Transmittal and requests for assistance relating to the procedures for tendering Notes may be directed to D.F. King & Co., Inc., which is serving as tender and information agent in connection with the Tender Offer (the “Tender and Information Agent”) at the address and telephone number on the back cover page of this Offer to Purchase. Requests for assistance relating to the terms and conditions of the Tender Offer may be directed to J.P. Morgan Securities LLC (the “Dealer Manager”) at the addresses and telephone numbers on the back cover page of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company, custodian or other nominee for assistance regarding the Tender Offer.

NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, ITS OFFICERS, THE DEALER MANAGER, THE TENDER AND INFORMATION AGENT OR THE TRUSTEE UNDER THE INDENTURE GOVERNING THE NOTES (THE “TRUSTEE”), OR ANY OF THEIR RESPECTIVE AFFILIATES, IS MAKING ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY NOTES IN RESPONSE TO THE TENDER OFFER. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE TENDER OFFER AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.

NEITHER THIS OFFER TO PURCHASE NOR THE TENDER OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE TENDER OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Tender Offer is:

J.P. Morgan

Offer to Purchase dated February 17, 2021

The Tender Offer commenced on February 17, 2021 and will expire on the Expiration Date, unless earlier terminated by the Company. No tenders of Notes will be valid if submitted after the Expiration Date. If your Notes are held by a broker, dealer, commercial bank, trust company, custodian or other nominee (each, a “Nominee”), such Nominee may have an earlier deadline for accepting the Tender Offer. You should promptly contact such Nominee that holds your Notes to determine its deadline. The Tender Offer is open to all registered Holders of the Notes.

The Company will purchase any Notes that have been validly tendered at or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offer having been either satisfied or waived by the Company, promptly following the Expiration Date (the date of such acceptance and purchase, the “Settlement Date”). The Settlement Date is expected to occur within two business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by the Company.

Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, to: (1) extend the Expiration Date to a later date and time as announced by the Company; (2) waive or modify in whole or in part any or all conditions to the Tender Offer; (3) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (4) otherwise modify or terminate the Tender Offer upon the occurrence of any of the conditions set forth in “The Terms of the Tender Offer—Conditions to the Tender Offer” prior to the Expiration Date. See “The Terms of the Tender Offer—Expiration Date; Extension; Termination and Amendment.” In the event that the Tender Offer is terminated or otherwise not completed, the Purchase Price will not be paid or become payable to Holders of the Notes, without regard to whether such Holders have validly tendered their Notes (in which case, such tendered Notes will be promptly returned to Holders). The Company will publicly announce any extension, termination or amendment in the manner described under “The Terms of the Tender Offer—Announcements.”

Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the General Conditions (as defined herein). The conditions to the Tender Offer are for the sole benefit of the Company and may be asserted by the Company and may be waived by the Company in whole or in part, at any time and from time to time, regardless of whether any other condition of the Tender Offer is also waived. If the Tender Offer is terminated at any time, Notes validly tendered will be promptly returned to the tendering Holders. The Tender Offer is not conditioned upon a minimum principal amount of Notes being tendered. See “The Terms of the Tender Offer—Conditions to the Tender Offer.”

The Company expects to finance its payment of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase with cash on hand.

Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after April 13, 2021 (40 business days after the commencement of the Tender Offer). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “The Terms of the Tender Offer—Withdrawal of Tenders.”

In the event that the Company modifies the Purchase Price and there are fewer than 10 business days remaining from and including the date of the announcement of such modification to and including the Expiration Date, the Company will extend the Expiration Date so that at least 10 business days remain until the Expiration Date.

See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain tax matters that should be considered in evaluating the Tender Offer.

A decision to participate or not participate in the Tender Offer will involve certain risks. Holders should carefully consider all of the information in this Offer to Purchase, and in particular, the risk factors described in “Certain Considerations” below.

Macquarie Infrastructure Corporation is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542. Macquarie Bank Limited does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Corporation.

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IMPORTANT INFORMATION

The Notes are represented by one or more global certificates registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”), and held in book-entry form through DTC. DTC is the only registered holder of the Notes. DTC facilitates the clearance and settlement of securities transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

A beneficial owner whose Notes are held by a Nominee and who desires to tender such Notes in the Tender Offer must contact its Nominee and instruct such Nominee to tender its Notes on such beneficial owner’s behalf. Accordingly, beneficial owners wishing to participate in the Tender Offer should contact their Nominee as soon as possible to determine the time by which such owner must take action in order to so participate. See “The Terms of the Tender Offer—Procedure for Tendering Notes.”

DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To properly tender Notes, the Tender and Information Agent must receive, at or prior to the Expiration Date:

•	a timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

•	an Agent’s Message (as defined herein) through the automated tender offer program (“ATOP”) of DTC or a properly completed and duly executed Letter of Transmittal.

There are no guaranteed delivery procedures provided for by the Company to tender Notes in the Tender Offer. For more information regarding the procedures for tendering your Notes, see “The Terms of the Tender Offer—Procedure for Tendering Notes.”

You should read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal carefully before tendering your Notes.

THIS OFFER TO PURCHASE AND RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL NOTES IN ANY STATE OR IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. IN THOSE JURISDICTIONS WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

Neither the delivery of this Offer to Purchase and any related documents nor any purchase of Notes by the Company will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any related document is current as of any time subsequent to the date of such information (or, in the case of a document incorporated by reference, the date of such document incorporated by reference).

No dealer, salesperson or other person has been authorized to give any information or to make any representations with respect to the Tender Offer other than the information and representations contained or incorporated by reference in this Offer to Purchase or in the Letter of Transmittal, and, if given or made, such information or representations must not be relied upon as having been authorized.

From time to time after completion of the Tender Offer and the required period pursuant to Rule 13e-4(f)(6), the Company and its affiliates may purchase additional Notes in the open market, in privately negotiated transactions, or through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer. Any future purchases or exchanges by the Company and its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.

In this Offer to Purchase, the Company has used the convention of referring to all Notes that have been validly tendered and not validly withdrawn as having been “validly tendered.” Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer.

Table of Contents

SUMMARY	1
AVAILABLE INFORMATION	6
DOCUMENTS INCORPORATED BY REFERENCE	7
FORWARD-LOOKING STATEMENTS	8
THE COMPANY	10
THE TERMS OF THE TENDER OFFER	12
Description of the Notes	12
Principal Terms of the Tender Offer	13
Payment for Notes	14
Purpose of the Tender Offer	15
Conditions to the Tender Offer	15
Procedure for Tendering Notes	17
Withdrawal of Tenders	20
Acceptance of Notes for Purchase; Accrual of Interest	22
Expiration Date; Extension; Termination and Amendment	23
Additional Terms of the Tender Offer	23
Announcements	24
CERTAIN CONSIDERATIONS	25
Position of the Company and Other Parties Concerning the Tender Offer	25
The Tender Offer May Adversely Affect the Market Value of the Notes and Reduce the Liquidity of any Trading Market for the Notes	25
Trading Price of Notes	25
Withdrawal Rights	25
Conditions to the Consummation of the Tender Offer	26
Treatment of Notes Not Tendered in the Tender Offer	26
Pursuit of Strategic Alternatives and Proposed Reorganization	26
Certain Tax Considerations	26
SOURCE OF FUNDS	27
INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES	28
MARKET PRICE INFORMATION	29
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	30
Consequences to Tendering United States Holders	31
Consequences to Tendering Non-United States Holders	32
Consequences to Non-Tendering Holders	34
THE DEALER MANAGER AND THE TENDER AND INFORMATION AGENT	36
MISCELLANEOUS	37

SUMMARY

The following summary highlights selected information from this Offer to Purchase and is provided solely for the convenience of Holders of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each undefined capitalized term used in this Summary has the meaning set forth elsewhere in this Offer to Purchase. Holders are urged to read this Offer to Purchase, along with the Letter of Transmittal, in their entirety, including all documents incorporated by reference, before tendering Notes.

Who is offering to purchase the Notes?

Macquarie Infrastructure Corporation, a Delaware corporation, is offering to purchase the Notes. See “The Company.”

What securities are being sought in the Tender Offer?

We are offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, any and all of our outstanding Notes for cash in an amount equal to $1,000 per $1,000 principal amount of Notes purchased. Additionally, each Holder will receive Accrued Interest, if any, on Notes that are validly tendered and accepted for purchase.

As of February 16, 2021, there was $402,500,000 aggregate principal amount of Notes outstanding.

Why is the Company making the Tender Offer?

The purpose of the Tender Offer is to purchase any and all of the outstanding Notes in order to retire the debt associated with the Notes. All Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.

Will I receive interest on my Notes purchased pursuant to the Tender Offer?

Holders will receive Accrued Interest, if any, from the last interest payment date up to, but not including, the Settlement Date in respect of the Notes validly tendered and accepted for purchase.

How will the Company fund the purchase of the Notes?

We expect to utilize cash on hand to fund our payment of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by us.

What is the purchase price for the Notes?

The Purchase Price for each $1,000 principal amount of Notes validly tendered and accepted for purchase shall be an amount equal to $1,000, payable to Holders who validly tender their Notes on or prior to the Expiration Date.

May I tender only a portion of the Notes that I own?

Yes. You do not have to tender all the Notes that you own in order to participate in the Tender Offer, except that Notes must be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Holders who do not tender all their Notes must ensure that they retain a principal amount of Notes equal to or greater than $2,000.

Will the Company purchase additional Notes after the Expiration Date of the Tender Offer?

From time to time after completion of the Tender Offer and the required period under Rule 13e-4(f)(6), we and our affiliates may purchase additional Notes in the open market, in privately negotiated transactions, or through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer, and such differences may be material. Any future purchases or exchanges by us and our affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we and our affiliates may choose to pursue in the future. In conformity with Rule 13e-4(f)(6) of the Exchange Act, neither we nor our affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.

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What aggregate principal amount of Notes is being sought in the Tender Offer?

Upon the terms and subject to the conditions of the Tender Offer, we will purchase all the Notes that you validly tender pursuant to the Tender Offer and do not validly withdraw.

When does the Tender Offer expire?

The Tender Offer will expire at 11:59 p.m., New York City time, on March 16, 2021, unless extended or earlier terminated by us. If a Nominee holds your Notes, such Nominee may have an earlier deadline for accepting tenders. You should promptly contact such Nominee that holds your Notes to determine its deadline.

If we are required by applicable law to make an announcement relating to an extension of the Expiration Date for the Tender Offer, an amendment or termination of the Tender Offer, acceptance of the Notes for purchase, or otherwise, we will do so as promptly as practicable and, in the case of an extension of the Expiration Date, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Unless otherwise specified in this Offer to Purchase or required by applicable law, we may choose to issue an announcement of this type in any reasonable manner, but we will have no obligation to do so other than by issuing a press release or a notice sent via DTC.

Under what circumstances can the Tender Offer be extended, amended or terminated?

Subject to applicable law, we may extend the Tender Offer, at any time or from time to time until the Expiration Date for any reason, in our sole discretion. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Tender Offer in any respect prior to the Expiration Date. If the Tender Offer is terminated, no Notes will be accepted for purchase and any Notes that have been tendered will be returned to the Holders promptly after the termination. For more information regarding our right to extend, amend or terminate the Tender Offer, see “The Terms of the Tender Offer—Expiration Date; Extension; Termination and Amendment.”

When will I receive payment for my validly tendered Notes?

The Settlement Date is expected to occur within two business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by us.

Upon satisfaction or waiver by us of the conditions to the Tender Offer, we will (1) accept for purchase Notes validly tendered and (2) promptly pay the Purchase Price for all Notes accepted for purchase by us. Payment of the Purchase Price and Accrued Interest, if any, will be made with respect to Notes accepted for purchase on the Settlement Date.

What will happen to Notes the Company purchases in the Tender Offer?

All of the Notes purchased in the Tender Offer will be retired and canceled.

What are the significant conditions to the Tender Offer?

Notwithstanding any other provision of the Tender Offer, our obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the General Conditions. The conditions to the Tender Offer are for our sole benefit and may be asserted by us in our sole discretion and may be waived by us in whole or in part, at any time and from time to time, in our sole discretion, regardless of whether any other condition of the Tender Offer is also waived. If the Tender Offer is terminated at any time, Notes validly tendered will be promptly returned to the tendering Holders. The Tender Offer is not conditioned upon a minimum amount of Notes being tendered. See “The Terms of the Tender Offer—Conditions to the Tender Offer.”

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How do I tender my Notes?

If you desire to tender Notes for which you are the beneficial owner that are held through a Nominee, you should contact such Nominee promptly and instruct the Nominee to tender such Notes on your behalf. To properly tender Notes, the Tender and Information Agent must receive, on or prior to the Expiration Date:

•	a timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

•	an Agent’s Message through DTC’s ATOP or a properly completed and duly executed Letter of Transmittal.

We are not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Notes through a Nominee, you should keep in mind that such entity may require you to take action with respect to the Tender Offer a number of days before the Expiration Date in order for such entity to tender Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 11:59 p.m., New York City time, on March 16, 2021, will be disregarded and of no effect (unless the Tender Offer has been extended and such tenders are completed prior to the expiration of the extended Tender Offer).

See “The Terms of the Tender Offer—Procedure for Tendering Notes.” For further information, call the Tender and Information Agent at its telephone number set forth on the back cover of this Offer to Purchase or consult your Nominee for assistance.

Once I have tendered the Notes, can I change my mind?

Tendered Notes may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after April 13, 2021 (40 business days after the commencement of the Tender Offer). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “The Terms of the Tender Offer—Withdrawal of Tenders.”

To validly withdraw Notes, Holders must deliver a written or facsimile notice of withdrawal, or a properly transmitted “Request Message” through ATOP, with the required information (as set forth in “The Terms of the Tender Offer—Withdrawal of Tenders”) at or prior to the Expiration Date. Notes validly withdrawn prior to the Expiration Date may be tendered and delivered again prior to the Expiration Date in accordance with the procedures set forth in this Offer to Purchase.

What are the tax consequences to me if I validly tender my Notes?

For a summary of certain U.S. federal income tax consequences of disposition of Notes pursuant to the Tender Offer, see “Certain U.S. Federal Income Tax Considerations.”

Is the Company making any recommendation about the Tender Offer?

None of the Company, its board of directors, its officers, the Trustee, the Dealer Manager or the Tender and Information Agent or any of their respective affiliates makes any recommendation as to whether you should tender your Notes pursuant to this Offer to Purchase. Holders should determine whether to tender their Notes pursuant to this Offer to Purchase based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

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What happens to Notes that are not accepted for purchase?

We will return any tendered Notes that we do not accept for purchase to their tendering Holder without expense. Notes not tendered and Notes otherwise not purchased pursuant to the Tender Offer will remain outstanding. The terms and conditions in the Indenture (as defined herein), including the covenants and other protective provisions contained in the Indenture, will remain unchanged. No amendments to the Indenture are being sought in connection with the Tender Offer. If the Tender Offer is consummated, the aggregate principal amount of Notes that remain outstanding will be reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes that remain outstanding after consummation of the Tender Offer. See “Certain Considerations.”

What if I choose not to tender my Notes?

Your rights and our obligations under the Notes that remain outstanding after the consummation of the Tender Offer will not change as a result of the Tender Offer. Although Notes not purchased in the Tender Offer will remain outstanding following consummation of the Tender Offer, the purchase of the Notes may result in a smaller trading market for the remaining outstanding Notes, which may cause the market for such Notes to be less liquid and more sporadic, and market prices for such Notes may fluctuate significantly depending on the volume of trading of the Notes. See “Certain Considerations.”

Who can I contact for more information?

J.P. Morgan Securities LLC is serving as the Dealer Manager in connection with the Tender Offer. D.F. King & Co., Inc. is serving as the Tender and Information Agent in connection with the Tender Offer. Requests for assistance relating to the terms and conditions of the Tender Offer may be directed to the Dealer Manager at the address and telephone number on the back cover page of this Offer to Purchase. Beneficial owners may also contact their Nominee for assistance regarding the Tender Offer. Requests for additional copies of this Offer to Purchase or for copies of the related Letter of Transmittal and requests for assistance relating to the procedure for tendering Notes may be directed to the Tender and Information Agent at the address and telephone number on the back cover page of this Offer to Purchase.

Who is the trustee of the Notes?

Wells Fargo Bank, National Association is the trustee with respect to the Notes under the Indenture (as defined herein) governing the Notes.

Will I be charged any brokerage commissions if I decide to tender my Notes?

No brokerage commissions or fees are payable by Holders to us, the Dealer Manager or the Tender and Information Agent. If your Notes are held through a broker or other Nominee who tenders the Notes on your behalf, such Nominee may charge you a commission for doing so. You should consult with your Nominee to determine whether any charges will apply. See “The Terms of the Tender Offer—Payment for Notes.”

What is the amount of currently outstanding Notes?

As of February 16, 2021, there was $402,500,000 aggregate principal amount of Notes outstanding.

What is the conversion rate of the Notes?

Subject to the terms and conditions of the Indenture governing the Notes and as described herein, the Notes are convertible into cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, at a conversion rate (subject to adjustment) of 12.6572 shares of our common stock per $1,000 principal amount of Notes, which is equal to a conversion price of $79.01 per share of our common stock.

Our common stock is currently traded on The New York Stock Exchange under the symbol “MIC.” The closing price of our common stock on February 16, 2021 was $31.89 per share.

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Do Holders have any rights to require the Company to repurchase the Notes?

If we undergo a “Fundamental Change,” as defined in the Indenture governing the Notes, Holders of the Notes will have the right, subject to certain conditions, to require us to repurchase for cash all of the Notes at a repurchase price equal to 100%, or $1,000 for each $1,000, of the principal amount of the Notes to be purchased plus accrued and unpaid interest, to, but excluding, the Fundamental Change Repurchase Date (as defined in the Indenture).

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AVAILABLE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings are available to the public from commercial retrieval services and are available at the website maintained by the SEC at www.sec.gov. In addition, the SEC filings are also available to the public free of charge on the Company’s website at www.macquarie.com/mic. Except for documents incorporated by reference into this Offer to Purchase, the information contained in, or accessible through, the Company’s website does not constitute a part of this Offer to Purchase.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Tender Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner set forth above.

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DOCUMENTS INCORPORATED BY REFERENCE

The Company is “incorporating by reference” into this Offer to Purchase the information in certain documents that the Company previously filed with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Offer to Purchase. Any reports filed by the Company on or after the date of this Offer to Purchase and prior to the earlier of the Expiration Date or termination of the Tender Offer will automatically update and, where applicable, supersede any information contained in this Offer to Purchase or incorporated by reference in this Offer to Purchase. The Company incorporates by reference in this Offer to Purchase the documents listed below and any filings on or after the date hereof that the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the earlier of the Expiration Date or termination of the Tender Offer (excluding all or any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act and applicable SEC rules):

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 17, 2021; and

•	the portions of the Company’s Definitive Proxy Statement, filed on Schedule 14A filed on March 31, 2020, that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

The information contained in each of the documents listed above speaks only as of the date of such document.

The Tender and Information Agent will provide without charge to each person to whom this Offer to Purchase is delivered upon the request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Tender and Information Agent at its telephone number and address set forth on the back cover of this Offer to Purchase. The information relating to MIC contained in this Offer to Purchase does not purport to be complete and should be read together with the information contained in the incorporated documents.

In addition, any questions and requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Tender and Information Agent at the address listed on the back cover of this Offer to Purchase.

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FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein include certain statements that may constitute forward-looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media, and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements.

We are identifying important factors that, individually or in the aggregate, could cause actual results to differ materially from those contained in any forward-looking statements made by us. Any such forward-looking statements are qualified by reference to the following cautionary statements.

Forward-looking statements in this Offer to Purchase are subject to risks and uncertainties, some of which are beyond our control, including, among other things:

•	the ongoing impact of COVID-19 on the economy generally and on our operating businesses specifically;

•	our pursuit of strategic alternatives and the sale of the Company or any of its operating businesses or the termination of the sale effort;

•	changes in general economic, business or demographic conditions or trends in the U.S., including changes in gross domestic product, interest rates and inflation or changes in the political environment;

•	our ability to conclude attractive growth projects, deploy growth capital in amounts consistent with our objectives in the prosecution of those, and achieve targeted risk-adjusted returns on any growth project;

•	in the absence of a sale or sales of our businesses, our ability to implement operating and internal growth strategies;

•	our ability to achieve targeted cost savings;

•	changes in patterns of commercial or general aviation air travel, including variations in customer demand;

•	the regulatory environment, including federal and state level energy policies, and the ability to estimate compliance costs, comply with any changes thereto, rates implemented by regulators, and the relationships and rights under and contracts with governmental agencies and authorities;

•	disruptions or other extraordinary or force majeure events and the ability to insure against losses resulting from such events or disruptions;

•	sudden or extreme volatility in commodity prices;

•	changes in competitive dynamics affecting our businesses;

•	technological innovations leading to changes in energy production, distribution and consumption patterns;

•	our ability to make, finance and integrate acquisitions and the quality of financial information and systems of acquired entities;

•	fluctuations in fuel costs, or the costs of supplies upon which our gas processing and distribution business is dependent, and the ability to recover increases in these costs from customers;

•	our ability to service, comply with the terms of and refinance at maturity our indebtedness, including due to dislocation in debt markets;

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•	our ability to make alternate arrangements to account for any disruptions or shutdowns that may affect suppliers’ facilities or the operation of the barges upon which our gas processing and distribution business is dependent;

•	environmental risks, including the impact of climate change and weather conditions;

•	sudden or substantial changes in energy costs;

•	unplanned outages and/or failures of technical and mechanical systems;

•	security breaches, cyber-attacks or similar disruptions to our operations;

•	payment of fees to our Manager that could reduce distributable cash if paid in cash or could dilute existing stockholders if satisfied with the issuance of shares;

•	changes in U.S. income tax laws;

•	changes in labor markets, work interruptions or other labor stoppages;

•	our Manager’s affiliation with the Macquarie Group or equity market sentiment, which may affect the market price of our shares;

•	our limited ability to remove our Manager for underperformance and our Manager’s right to resign;

•	governmental shutdowns or budget delays;

•	unanticipated or unusual behavior of municipalities and states brought about by financial distress;

•	the extent to which federal spending reduces the U.S. military presence in Hawaii or flight activity at airports at which Atlantic Aviation operates; and

•	other risks identified in this Offer to Purchase.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of risks that could cause the actual results to differ appears under the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference herein. It is not possible to predict or identify all risk factors and you should not consider that description to be a complete discussion of all potential risks or uncertainties that could cause the actual results to differ.

Given these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this report may not occur. These forward-looking statements are made only as of the date of this Offer to Purchase. We undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise, in this Offer to Purchase or the documents we incorporate by reference herein, whether as a result of new information, future events or otherwise. We urge you to carefully review and consider the disclosures made in this Offer to Purchase, our reports filed with the SEC and incorporated by reference herein and further disclosures we may make in future filings with the SEC.

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THE COMPANY

Macquarie Infrastructure Corporation is a Delaware corporation, formed on May 21, 2015. MIC’s predecessor, Macquarie Infrastructure Company LLC (the “Predecessor”), was formed on April 13, 2004. MIC currently owns and operates businesses that provide products and services to corporations, government agencies and individual customers in the United States. Its operations are organized into three segments:

•	Atlantic Aviation: a provider of fuel, terminal, aircraft hangaring and other services primarily to owners and operators of general aviation jet aircraft at 69 airports throughout the United States,

•	MIC Hawaii: comprising an energy company that processes and distributes gas and provides related services (Hawaii Gas) and several smaller businesses collectively engaged in efforts to reduce the cost and improve the reliability and sustainability of energy in Hawaii, and

•	Corporate and Other: comprising a holding company headquartered in New York City, MIC Corporate, and a shared services center in Plano, Texas, MIC Global Services.

In October 2019, along with actively managing its existing portfolio of businesses, MIC’s board of directors resolved to pursue strategic alternatives including potentially a sale of the Company or its operating businesses as a means of unlocking additional value for stockholders. In December 2020, the Company completed the sale of its International-Matex Tank Terminals business (“IMTT”). MIC’s highest priority remains the unlocking of value for stockholders through a sale of the Company or sales of its remaining operating businesses on terms and in a timeframe that maximizes such value. MIC has not set a timetable for completing any additional transactions and there can be no assurance that any transactions will occur on favorable terms or at all and if so whether any such transactions will impact the Notes pursuant to the terms of the Indenture.

Proposed Reorganization

In connection with efforts to sell its remaining operating businesses, on February 17, 2021, the Company filed a Form S-4 Registration Statement with the SEC with respect to a proposed reorganization. The Company proposes to merge with a subsidiary of a limited liability company newly formed by the Company, Macquarie Infrastructure Holdings, LLC (“Holdings LLC”). The Company will survive the merger as a wholly owned subsidiary of Holdings LLC, which we anticipate will be listed to trade on the NYSE, and the Company’s common stock will be converted into common units of Holdings LLC on a one for one basis. The common units will be governed by the Delaware Limited Liability Company Act, and the rights of unitholders of Holdings LLC will be substantially similar to the rights of holders of the Company’s common stock. It is anticipated that Holdings LLC will be treated as a partnership for U.S. federal income tax purposes, and that holders of common units will be required to take into account their allocable shares of items of Holdings LLC’s income, gain, loss, deduction and credit for the taxable year of Holdings LLC ending within or with their respective taxable years. The Company’s directors and officers will assume identical positions with Holdings LLC, and the Company’s Manager will serve as the external manager of Holdings LLC on the same terms as it serves the Company. Following the merger, and as part of the reorganization, it is anticipated that the Company will distribute to Holdings LLC all of the limited liability company interests in MIC Hawaii Holdings, LLC, which holds the business comprising the Company’s MIC Hawaii business segment.

The Company believes that the reorganization is beneficial because it will provide flexibility to pursue the sale or sales of the Company’s remaining operating businesses in any sequence without altering the after-tax net proceeds to shareholders on the sale of its Atlantic Aviation business. Under the Company’s current corporate structure, a tax-efficient sale of the Atlantic Aviation business would require that such sale is consummated after the sale of the Company’s MIC Hawaii business, which in turn would require approval from the Hawaii Public Utilities Commission (“HPUC”).  Accordingly, under the Company’s current structure, the uncertainty and unknown length of time associated with the HPUC approval for a sale of MIC Hawaii could result in a significant delay to achieve a tax-efficient sale of Atlantic Aviation. The reorganization would facilitate the tax-efficient sale of Atlantic Aviation before the sale of MIC Hawaii, and without regard to the HPUC approval process or timeline.

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Under the terms of the Indenture, upon consummation of the reorganization, Holdings LLC will execute a supplemental indenture (i) assuming the obligations of the Company under the Notes and the Indenture and (ii) providing that the Notes will become convertible into common units of Holdings LLC in lieu of shares of common stock of the Company, on a one for one basis. The obligations of the Company under the Notes and the Indenture will be discharged. For U.S. federal income tax purposes, it is expected that the assumption by Holdings LLC of the obligations of the Company under the Notes and the Indenture will be a taxable exchange for Holders of such Notes. Additionally, because Holdings LLC is expected to be treated as a partnership for U.S. federal income tax purposes, Holders that exercise their right to convert their Notes into common units of Holdings LLC will likely receive an interest treated as a partnership interest for U.S. federal income tax purposes. Such Holders should consult their own tax advisors regarding the tax consequences to them under the federal tax laws, as well as any consequence under applicable state or local tax laws, that may result from the reorganization or the holding of an interest in a partnership.

The proposed merger is subject to a number of conditions including, among others, approval by the Company’s shareholders, the prior approval of the reorganization by the HPUC not having been revoked and the receipt of requisite consents. In addition, the Company’s board of directors has the right to cancel or defer the merger even if the Company’s shareholders approve  the merger and the other conditions to the completion of the merger are satisfied or waived.  Following receipt of shareholder approval of the merger, the board of directors intends to evaluate the status of efforts to sell the Company or its businesses, and complete the reorganization at such time as it determines will be in the best interests of the Company and its shareholders. The board currently anticipates implementing the reorganization following execution of a definitive agreement for, and prior to completing, the sale of the Atlantic Aviation business. The Company has not entered into definitive agreements to sell any of its remaining operating businesses, and there can be no assurance as to whether, when or in what order any such agreement will be executed or that the reorganization will be completed.

MIC is externally managed by Macquarie Infrastructure Management (USA) Inc. (“Manager”), pursuant to the terms of a Management Services Agreement, subject to the oversight and supervision of its board of directors. Six of the eight members of the board of directors, and all members of each of the Company’s Audit, Compensation, and Nominating and Governance Committees, are independent and have no affiliation with the Manager. The Company’s Manager is a member of the Macquarie Group of companies comprising Macquarie Group Limited and its subsidiaries and affiliates worldwide. Macquarie Group Limited is headquartered in Australia and is listed on the Australian Securities Exchange.

The principal offices for MIC are located at 125 West 55th Street, New York, NY 10019. MIC’s main telephone number is (212) 231-1000. Additional information about MIC’s business can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. See “Documents Incorporated By Reference.”

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THE TERMS OF THE TENDER OFFER

Description of the Notes

The Notes were issued pursuant to a third supplemental indenture, dated as of October 13, 2016 (the “Third Supplemental Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), to the indenture, dated as of July 15, 2014, between the Predecessor and the Trustee (the “Base Indenture” and, together with the Third Supplemental Indenture, the “Indenture”). The following description of the Notes and any other description of the Notes contained in this Offer to Purchase, the Letter of Transmittal or in any other document related to the Tender Offer are qualified in their entirety by reference to the Indenture. Copies of the Indenture are available from the Tender and Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Such material may also be accessed electronically at the SEC’s website located at www.sec.gov.

The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged by the Tender Offer. No amendments to the Indenture are being sought in connection with the Tender Offer.

As of February 16, 2021, there was $402,500,000 in aggregate principal amount of Notes outstanding.

The Notes are the Company’s senior unsecured obligations and rank equally in right of payment with all of its existing and future senior unsecured indebtedness. The Notes are effectively subordinated in right of payment to the Company’s existing and future secured indebtedness to the extent of the value of the related collateral securing such indebtedness and structurally subordinated to indebtedness and other liabilities of its subsidiaries.

The Notes mature on October 1, 2023, unless earlier repurchased or converted. The repurchase and conversion provisions of the Notes are as follows:

Conversion Rights

Subject to the Company’s election to satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of common stock of MIC or a combination thereof and satisfaction of the conditions described below, Holders may convert all or a portion of their Notes at a conversion rate of 12.6572 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of $79.01 per share of common stock) at any time on or after July 1, 2023 and prior to close of business on the second Scheduled Trading Day (as defined in the Indenture) immediately preceding the maturity date for the Notes. The conversion rate is subject to adjustment in some events. The closing price of MIC’s common stock on February 16, 2021 was $31.89 per share.

Holders may convert the Notes, at their option, in multiples of $1,000 principal amount, at any time prior to the close of business on the business day immediately preceding July 1, 2023, but only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on December 31, 2016 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days (as defined in the Indenture) ending on the last Trading Day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable Trading Day as determined by the Company;

•	during the five business day period immediately after any five consecutive Trading Day period (the “measurement period”) in which the Trading Price (as defined in the Indenture) per $1,000 principal amount of the Notes for each Trading Day of the measurement period is less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such Trading Day; or

•	upon the occurrence of specified corporate events.

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In addition, if we undergo a Fundamental Change (as defined in the Indenture), Holders may, subject to certain conditions, require us to repurchase their Notes for cash at a price equal to 100%, or $1,000 for each $1,000, of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest. In addition, if specific corporate events occur prior to the maturity date, we will increase the conversion rate for a Holder who elects to convert its Notes in connection with such a corporate event in certain circumstances.

Principal Terms of the Tender Offer

Upon the terms and subject to the conditions described in the Offer Documents, the Company hereby offers to purchase for cash any and all of its outstanding Notes.

Subject to the terms and conditions of the Tender Offer, the consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offer will be the Purchase Price. In addition to the Purchase Price, Holders of Notes accepted for purchase pursuant to the Tender Offer will, on the Settlement Date, also receive Accrued Interest, if any.

The Tender Offer commenced on February 17, 2021 and will expire on the Expiration Date, unless earlier terminated by the Company. No tenders will be valid if submitted after the Expiration Date. If a Nominee holds your Notes, such Nominee may have an earlier deadline for accepting the Tender Offer. You should promptly contact such Nominee that holds your Notes to determine its deadline. The Tender Offer is open to all Holders of the Notes.

The Company will purchase any Notes that have been validly tendered on or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offer having been either satisfied or waived by the Company, promptly following the Expiration Date. The Settlement Date is expected to occur within two business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by the Company.

Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, to: (1) extend the Expiration Date to a later date and time as announced by the Company; (2) waive or modify in whole or in part any or all conditions to the Tender Offer; (3) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (4) otherwise modify or terminate the Tender Offer upon the occurrence of any of the conditions set forth in “The Terms of the Tender Offer—Conditions to the Tender Offer” prior to the Expiration date. In the event that the Tender Offer is terminated or otherwise not completed, the Purchase Price will not be paid or become payable to Holders of the Notes, without regard to whether such Holders have validly tendered their Notes (in which case, such tendered Notes will be promptly returned to Holders at the Company’s expense). The Company will publicly announce any extension, termination or amendment in the manner described under “—Announcements.” See “—Expiration Date; Extension; Termination and Amendment.”

Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the General Conditions. The obligation of the Company to consummate the Tender Offer is subject to the General Conditions. The conditions to the Tender Offer are for the sole benefit of the Company and may be asserted by the Company and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, regardless of whether any other condition of the Tender Offer is also waived. If the Tender Offer is terminated at any time, Notes validly tendered will be promptly returned to the tendering Holders. The Tender Offer is not conditioned upon a minimum amount of Notes being tendered. See “—Conditions to the Tender Offer.”

The Company expects to use cash on hand to pay (i) the Purchase Price in respect of all the Notes subject to the Tender Offer (regardless of the actual amount of Notes tendered), (ii) the Accrued Interest in respect of all of the Notes subject to the Tender Offer (regardless of the actual amount of Notes tendered) and (iii) estimated fees and expenses relating to the Tender Offer. See “Source of Funds.”

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Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after April 13, 2021 (40 business days after the commencement of the Tender Offer). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “—Withdrawal of Tenders.” In the event that the Company modifies the Purchase Price and there are fewer than 10 business days remaining from and including the date of the announcement of such modification to and including the Expiration Date of the Tender Offer, the Company will extend the Expiration Date so that at least 10 business days remain until the Expiration Date.

NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, ITS OFFICERS, THE DEALER MANAGER, THE TENDER AND INFORMATION AGENT OR THE TRUSTEE, OR ANY OF THEIR RESPECTIVE AFFILIATES, IS MAKING ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY NOTES IN RESPONSE TO THE TENDER OFFER. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE TENDER OFFER AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.

Payment for Notes

Payment pursuant to the Tender Offer will be made by the deposit of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by the Company, plus Accrued Interest on such Notes, if any, in immediately available funds by the Company on the Settlement Date with the Tender and Information Agent, which will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting such payment to tendering Holders. For purposes of the Tender Offer, the Company will be deemed to have accepted for purchase validly tendered Notes if, as and when the Company gives written notice thereof to the Tender and Information Agent.

The Company expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for purchase of, or payment for, Notes if any of the conditions to the Tender Offer shall not have been satisfied or waived, or in order to comply, in whole or in part, with any applicable law. See “—Conditions to the Tender Offer.” In all cases, payment by the Tender and Information Agent to Holders or beneficial owners of the Purchase Price and Accrued Interest for Notes purchased pursuant to the Tender Offer will be made only after timely receipt by the Tender and Information Agent prior to the Expiration Date for such Tender Offer of (1) timely confirmation of a book-entry transfer of such Notes into the Tender and Information Agent account at DTC pursuant to the procedures set forth under “—Procedure for Tendering Notes” and (2) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted Agent’s Message, along with any other documents required by the Letter of Transmittal.

If any tendered Notes are not purchased pursuant to the Tender Offer for any reason, such Notes not purchased will be returned promptly, at the Company’s expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be promptly credited to the account maintained at DTC from which Notes were delivered) after the expiration or termination of the Tender Offer.

Holders whose Notes are accepted for purchase pursuant to the Tender Offer will be entitled to receive the Purchase Price plus Accrued Interest. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

All Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.

Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to the Company, the Dealer Manager or the Tender and Information Agent. The Company will pay or cause to be paid all transfer taxes with respect to the purchase of any Notes in the Tender Offer. If your Notes are held through a broker or other Nominee who tenders the Notes on your behalf, such broker or Nominee may charge you a commission for doing so. You should consult with your broker or Nominee to determine whether any charges will apply.

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The Notes may be tendered and accepted for purchase only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Holders who do not tender all of their Notes must ensure that they retain a principal amount of Notes equal to or greater than $2,000.

Purpose of the Tender Offer

The purpose of the Tender Offer is to purchase any and all of the outstanding Notes in order to retire the debt associated with the Notes. All the Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled. See “Certain Considerations—The Tender Offer May Adversely Affect the Market Value of the Notes and Reduce the Liquidity of any Trading Market for the Notes.”

From time to time after completion of the Tender Offer and the required period pursuant to Rule 13e-4(f)(6), the Company and its affiliates may purchase additional Notes in the open market, in privately negotiated transactions, or through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer, and such differences may be material. Any future purchases or exchanges by the Company and its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.

Conditions to the Tender Offer

Notwithstanding any other provision of this Offer to Purchase, and in addition to (and not in limitation of) the Company’s right to extend and amend the Tender Offer at any time, in the Company’s sole discretion, the Company will not be required to accept for purchase, or to pay for, Notes validly tendered pursuant to the Tender Offer and may terminate, extend or amend the Tender Offer, and may (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Notes so tendered, and may terminate the Tender Offer, if on or prior to the Expiration Date all of the General Conditions have not been satisfied.

All of the “General Conditions” will be deemed to be satisfied unless the Company determines, in its reasonable judgment, that any of the following conditions has occurred on or after the date of this Offer to Purchase and at or prior to the Expiration Date:

•	there shall have been instituted, threatened in writing or be pending any action, proceeding or investigation (whether formal or informal) (or there shall have been any material adverse development with respect to any action or proceeding currently instituted, threatened in writing or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Tender Offer that, in the reasonable judgment of the Company, either

(1) could materially and adversely affect the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, or

(2) challenges or seeks to make illegal, or seeks to prohibit, prevent, restrict, or delay or otherwise affect the consummation of the Tender Offer or the acquisition of the Notes in the Tender Offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the reasonable judgment of the Company, either

(1) could materially and adversely affect the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, or

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(2) could make the acceptance for payment of, or payment for, the Notes illegal or could otherwise affect the consummation of the Tender Offer or could prohibit, prevent, delay or restrict the Company’s ability, or render the Company unable, to accept for payment the Notes to be purchased pursuant to the Tender Offer;

•	there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company and its subsidiaries that, in the reasonable judgment of the Company, could reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or could reasonably be expected to materially impair the contemplated benefits of the Tender Offer to the Company or be material to Holders of Notes in deciding whether to accept the Tender Offer;

•	the Trustee shall have objected in any respect to or taken action that could, in the reasonable judgment of the Company, adversely affect the consummation of the Tender Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of the Tender Offer or the acceptance of, or payment for, the Notes; or

•	in the Company’s reasonable judgment there has occurred any of the following:

(1) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets;

(2) a material change in United States of any other currency exchange rates or a suspension of or a limitation on the markets therefor;

(3) a material impairment in the trading market for debt or convertible debt securities;

(4) a declaration of a banking moratorium or any suspension of payments with respect to banks in the United States or other major financial markets;

(5) any limitation (regardless of whether mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Company, could reasonably be expected to affect the extension of credit by banks or other lending institutions;

(6) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity, including, but not limited to, an escalation of the impacts of the COVID-19 pandemic, directly or indirectly involving the United States;

(7) in the case of any of the foregoing existing on the date hereof, in the reasonable judgment of the Company, a material acceleration or worsening thereof; or

(8) a tender or exchange offer for any or all of the Company’s common stock, or any merger, acquisition, disposition, business combination or other similar transaction with or involving the Company or any of its subsidiaries has been made, proposed, or announced by any person or has been publicly disclosed.

The foregoing conditions are for the Company’s sole benefit and may be asserted by the Company or may be waived by the Company in whole or in part, at any time and from time to time, in the Company’s sole discretion, regardless of whether any other condition of the Tender Offer is also waived.

If any condition to the Tender Offer is not satisfied or waived by the Company prior to the Expiration Date, the Company reserves the right, in its sole discretion, subject to applicable law, to:

•	terminate the Tender Offer and return any tendered Notes;

•	waive all unsatisfied conditions and accept for purchase Notes that are validly tendered prior to the Expiration Date;

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•	extend the Tender Offer and retain the Notes that have been tendered during the period for which the Tender Offer is extended; or

•	otherwise amend the Tender Offer (subject to the requirements under Rules 13e-4 and 14e-1 under the Exchange Act).

The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time until the Expiration Date.

The Tender Offer is not conditioned upon a minimum amount of Notes being tendered.

Procedure for Tendering Notes

The method of delivery of Notes and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering Notes and delivering Letters of Transmittal or transmitting an Agent’s Message and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Tender and Information Agent. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE TENDER AND INFORMATION AGENT. If delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Tender and Information Agent at or prior to such time. Holders desiring to tender Notes must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted for purchase. In no event shall the Holder send any documents or Notes to the Dealer Manager or to the Company.

Tender of Notes Held Through a Nominee

To effectively tender Notes that are held of record by a Nominee, the beneficial owner thereof must timely instruct such Nominee to tender the Notes on the beneficial owner’s behalf. Any beneficial owner of Notes held of record by DTC or its Nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Notes are held in DTC to tender Notes on such beneficial owner’s behalf.

Tender of Notes Held Through DTC

To effectively tender Notes that are held through DTC, DTC participants should either (1) properly complete and duly execute the Letter of Transmittal, together with any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually signed facsimile thereof) and such other documents to the Tender and Information Agent or (2) electronically transmit their acceptance through ATOP (and thereby tender the Notes), for which the transaction will be eligible, followed by a properly transmitted Agent’s Message delivered to the Tender and Information Agent. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Tender and Information Agent for its acceptance. Delivery of tendered Notes must be made to the Tender and Information Agent pursuant to the book-entry delivery procedures set forth below.

Except as provided below, unless the Notes being tendered are deposited with the Tender and Information Agent at or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, as applicable), the Company may, at its option, treat such tender as defective for purposes of the right to receive the Purchase Price for the Notes being tendered. Payment for tendered Notes will be made only against deposit of the tendered Notes and delivery of all other required documents.

To validly tender Notes at or prior to the Expiration Date with respect to Notes transferred pursuant to ATOP, a DTC participant using ATOP must also properly transmit an Agent’s Message. Pursuant to authority granted by DTC, any DTC participant that has Notes credited to its DTC account at any time (and thereby held of record by DTC’s nominee) may directly instruct the Tender and Information Agent to tender Notes at or prior to the Expiration Date as though it were the registered Holder thereof by so transmitting an Agent’s Message.

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Book-Entry Delivery and Tender of Notes Through ATOP

Promptly after commencement of the Tender Offer, the Tender and Information Agent will establish one or more new accounts (or utilize existing accounts) with respect to the Notes at DTC for purposes of the Tender Offer (to the extent such arrangements have not been made previously by the Tender and Information Agent). Any financial institution that is a participant in DTC may make book-entry delivery of the Notes credited to such participant’s DTC account by causing DTC to transfer such Notes into the Tender and Information Agent’s account or accounts at DTC in accordance with DTC’s procedures for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Tender and Information Agent’s account at DTC, the Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or (in connection with a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Tender and Information Agent at or prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Tender and Information Agent. The confirmation of a book-entry transfer into the Tender and Information Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Tender and Information Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating (1) the aggregate principal amount of Notes to be tendered by such participant, (2) that such participant has received copies of the Offer Documents and agrees to be bound by the terms and conditions of the Tender Offer as described herein and in the Letter of Transmittal and (3) that the Company may enforce the terms and conditions of the Letter of Transmittal against such tendering participant.

THE NOTES AND EITHER THE LETTER OF TRANSMITTAL OR AGENT’S MESSAGE SHOULD BE SENT ONLY TO THE TENDER AND INFORMATION AGENT, AND NOT TO THE COMPANY, THE DEALER MANAGER OR DTC (OR ANY OTHER BOOK-ENTRY TRANSFER FACILITY).

Signature Guarantees

Signatures on all Letters of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a firm that is a member of a registered national notes exchange or the Financial Industry Regulatory Authority, Inc., or by a commercial bank or trust company having an office or a correspondent in the United States that is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing, an “Eligible Institution”) unless the Notes tendered or withdrawn thereby, as the case may be, are tendered or withdrawn (1) by a registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) or (2) for the account of an Eligible Institution.

General

Only Holders are authorized to tender their Notes. The procedures by which Notes may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Notes are held. Therefore, to effectively tender Notes that are held through a Nominee, the beneficial owner thereof must timely instruct such Nominee to tender the Notes on the beneficial owner’s behalf according to the procedures described above. DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were the Holders.

The tender of Notes by a Holder (and the acceptance of such tender by the Company) pursuant to the procedures set forth above will constitute a binding agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

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Notwithstanding any other provision hereof, payment of the Purchase Price and Accrued Interest, if any, for Notes validly tendered and accepted for purchase pursuant to the Tender Offer will, in all cases, be made only after timely receipt (i.e., at or prior to the Expiration Date) by the Tender and Information Agent of a Book-Entry Confirmation (as defined above) of the transfer of such Notes into the Tender and Information Agent’s account at DTC, as described above, and a Letter of Transmittal (or manually signed facsimile thereof) with respect to such Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or, in the case of a book-entry transfer, a properly transmitted Agent’s Message in lieu of the Letter of Transmittal.

The Company, in its sole discretion, will determine all questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for purchase and withdrawal of validly tendered Notes, and such determinations will be final and binding. The Company reserves the absolute right to reject any and all tenders of Notes that it determines are not in proper form or where the acceptance for purchase of, or payment for, such Notes may, in the Company’s opinion, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Tender Offer or any defect or irregularity in the tender of Notes of any particular Holder, regardless of whether similar conditions, defects or irregularities are waived in the case of other Holders. The Company’s interpretation of the terms and conditions of the Tender Offer will be final and binding.

Any defect or irregularity in connection with tenders of Notes must be cured within such time as the Company determines, unless waived by the Company. Tenders of Notes shall not be deemed to have been made until all defects or irregularities have been waived or cured. None of the Company, the Dealer Manager, the Tender and Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of withdrawal or will incur any liability for failure to give any such notification. If the Company waives its right to reject a defective tender of Notes, the Holder will be entitled to the Purchase Price, plus Accrued Interest, if any.

No Guaranteed Delivery

The Company is not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, Holders must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If a Holder holds Notes through a Nominee, such Holder should keep in mind that such entity may require the Holder to take action with respect to the Tender Offer a number of days before the Expiration Date in order for such entity to tender Notes on such Holder’s behalf on or prior to the Expiration Date. Tenders not completed prior to 11:59 p.m., New York City time, on March 16, 2021 will be disregarded and of no effect (unless the Tender Offer has been extended and such tenders are completed prior to the expiration of the extended Tender Offer).

Holders must tender their Notes in accordance with the procedures set forth in this section.

No Appraisal Rights

There are no appraisal or similar statutory rights available to the Holders in connection with the Tender Offer.

No Alternative, Conditional or Contingent Tenders

No alternative, conditional or contingent tenders of Notes will be accepted for purchase pursuant to the Tender Offer. All questions as to the form of all documents and acceptance of all tenders of Notes will be determined by the Company, in its sole discretion, the determination of which shall be conclusive and binding.

Representations, Warranties and Undertakings

A tender of Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Tender Offer. In addition, by tendering Notes pursuant to this Offer to Purchase (including by accepting the Tender Offer through ATOP), the Holder is deemed to represent, warrant and undertake to the Company, the Tender and Information Agent and the Dealer Manager that:

•	the tendering Holder has received the Offer Documents and agrees to be bound by all the terms and conditions of the Tender Offer;

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•	the Notes are, at the time of acceptance, and will continue to be, until the payment on the Settlement Date, or the termination or withdrawal of the Tender Offer, or, in the case of Notes in respect of which the tender has been withdrawn, the date on which such tender is validly withdrawn, held by such Holder;

•	the tendering Holder acknowledges that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of the tendering Holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustee in bankruptcy and legal representatives of the tendering Holder and shall not be affected by, and shall survive, the death or incapacity of the tendering Holder;

•	the tendering Holder has full power and authority to tender, sell, assign and transfer the tendered Notes;

•	the Notes will, on the Settlement Date, be transferred by such tendering Holder to the Company in accordance with the terms of the Tender Offer, and the Company will acquire good, marketable and unencumbered title thereto, with full title guarantee free and clear of all liens, restrictions, charges and encumbrances, not subject to any adverse claim or right, and together with all rights attached thereto; and

•	the tendering Holder will, upon request, execute and deliver any additional documents deemed by the Tender and Information Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered.

By tendering Notes as set forth herein, and subject to and effective upon acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder (1) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby and accepted for purchase pursuant to the terms hereof, (2) waives any and all other rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences in respect of the Notes and the Indenture under which such Notes were issued), (3) releases and discharges the Company, the Trustee, the Paying Agent and the Conversion Agent (as defined in the Indenture) from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes or to participate in any repurchase, redemption or defeasance of the Notes and (4) irrevocably constitutes and appoints the Tender and Information Agent as the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Tender and Information Agent also acts as the agent of the Company) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to, or upon the order of, the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Tender and Information Agent will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Purchase Price, plus any Accrued Interest, of Notes tendered pursuant to the Tender Offer, as determined pursuant to the terms of this Offer to Purchase, for any tendered Notes that are purchased by the Company).

By tendering Notes pursuant to the Tender Offer, the Holder will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Tender and Information Agent, until receipt by the Tender and Information Agent and, in the case of Notes tendered through DTC’s ATOP, of a properly transmitted Agent’s Message together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company.

Withdrawal of Tenders

Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after April 13, 2021 (40 business days after the commencement of the Tender Offer).

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For a withdrawal of Notes to be valid, the Tender and Information Agent must timely receive a written or facsimile notice of withdrawal at the address set forth on the last page of this document, or a properly transmitted “Request Message” through ATOP must be received by the Tender and Information Agent, in each case prior to the Expiration Date. The withdrawal notice must:

•	specify the name of the person that tendered the Notes to be withdrawn and, if different, the record holder of such Notes (or, in the case of Notes tendered by book entry transfer, the name of the DTC participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes);

•	contain a description(s) of the Notes to be withdrawn, including the CUSIP number, and the aggregate principal amount represented by such Notes to be withdrawn;

•	be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), if any (or, in the case of Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message), or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes; and

•	if the Letter of Transmittal was executed by a person other than the Holder, be accompanied by a properly completed irrevocable proxy that authorizes such person to effect such revocation on behalf of such Holder.

If the Notes to be withdrawn have been delivered or otherwise identified to the Tender and Information Agent, a signed notice of withdrawal is effective immediately upon proper written or facsimile notice of withdrawal, even if physical release is not yet effected by the Tender and Information Agent. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer.

Holders may not rescind their withdrawal of tendered Notes and any Notes validly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Validly withdrawn Notes may, however, be validly tendered again by following one of the procedures described above under “—Procedure for Tendering Notes” at any time prior to the Expiration Date.

Holders may accomplish valid withdrawals of Notes only in accordance with the foregoing procedures.

If a beneficial owner tendered its Notes through a Nominee and wishes to withdraw its Notes, it will need to arrange for withdrawal with its Nominee. The ability of a beneficial owner to withdraw a tender of its Notes will depend upon the terms of the arrangements it has made with its Nominee and, if its Nominee is not the DTC participant tendering those Notes, the arrangements between its Nominee and such DTC participant, including any arrangements involving intermediaries between its Nominee and such DTC participant.

Through DTC, the Tender and Information Agent will return to tendering Holders all Notes in respect of which it has received valid withdrawal instructions at or prior to the Expiration Date promptly after it receives such instructions.

All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Company in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Tender and Information Agent, the Trustee or any of their respective affiliates or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

If the Company extends the Tender Offer, is delayed in its acceptance for purchase of Notes, or is unable to accept for purchase Notes under the Tender Offer for any reason, then, without prejudice to the Company’s rights under the Tender Offer, the Tender and Information Agent may, subject to applicable law, retain tendered Notes on the Company’s behalf, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in this section.

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Acceptance of Notes for Purchase; Accrual of Interest

Acceptance of Notes for Purchase

The Company will be deemed to have accepted for purchase pursuant to the Tender Offer and thereby have purchased validly tendered Notes if, as and when the Company gives written notice to the Tender and Information Agent of the Company’s acceptance of such Notes for purchase pursuant to the Tender Offer. The Company will publicly announce acceptance for purchase of the Notes. In all cases, payment for Notes purchased pursuant to the Tender Offer will be made by deposit of cash relating to the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by the Company, plus the Accrued Interest, with the Tender and Information Agent, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.

On the Settlement Date, the Company will settle all Notes accepted for purchase. The Company expects such date to be within two business days following the Expiration Date.

Subject to applicable law (including Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of Holders promptly after the termination or withdrawal of the Tender Offer), the Company expressly reserves the right, in its sole discretion, to delay acceptance for purchase of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. See “—Conditions to the Tender Offer.” In all cases, payment by the Tender and Information Agent to Holders of consideration for Notes accepted for purchase pursuant to the Tender Offer will be made only after receipt by the Tender and Information Agent prior to the Expiration Date of:

•	confirmation of a book-entry transfer of such Notes into the Tender and Information Agent’s account at DTC pursuant to the procedures set forth under “—Procedure for Tendering Notes”; and

•	a duly completed Agent’s Message through the facilities of DTC or a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), along with any other documents required by the Letter of Transmittal.

If the Tender Offer is terminated or withdrawn, or the Notes are not accepted for purchase, no consideration will be paid or payable to Holders of those Notes. If any tendered Notes are not purchased pursuant to the Tender Offer for any reason, Notes tendered by book-entry transfer will be credited to the account maintained at DTC from which those Notes were delivered promptly following the Expiration Date or termination of the Tender Offer.

If the Company is delayed in its acceptance for purchase of, or payment for, any tendered Notes or is unable to accept for purchase or pay for any tendered Notes pursuant to the Tender Offer for any reason, then, without prejudice to the Company’s rights hereunder, but subject to applicable law, tendered Notes may be retained by the Tender and Information Agent on behalf of the Company (subject to Rules 13e-4(f)(5) and 14e-1 under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer).

All Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.

Holders will not be obligated to pay brokerage fees or commissions or transfer taxes with respect to the Company’s purchase of the Notes pursuant to the Tender Offer. However, if you hold Notes through a broker or bank, you should consult that institution as to whether it charges any service fees. The Company will pay certain fees and expenses of the Dealer Manager and the Tender and Information Agent in connection with the Tender Offer. See “The Dealer Manager and the Tender and Information Agent.”

Accrual of Interest

Holders of the Notes that are validly tendered and accepted for purchase pursuant to the Tender Offer will receive Accrued Interest, if any.

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Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

Expiration Date; Extension; Termination and Amendment

The Tender Offer will expire on the Expiration Date, unless earlier terminated by the Company. The Company reserves the right, in its sole discretion, to extend the Expiration Date for the Tender Offer. In addition, subject to applicable law, the Company expressly reserves the right to terminate or withdraw the Tender Offer at any time and from time to time upon the occurrence of any of the conditions set forth in “The Terms of the Tender Offer—Conditions to the Tender Offer” until the Expiration Date. If the Tender Offer is terminated at any time, the Notes tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. There can be no assurance that the Company will exercise its right to extend, terminate or amend the Tender Offer. Irrespective of any amendment to the Tender Offer, all Notes previously tendered pursuant to the Tender Offer and not accepted for purchase will remain subject to the Tender Offer and may be accepted for purchase thereafter for purchase by the Company, except when such acceptance is prohibited by law.

The Company will publicly announce any extension, termination or amendment in the manner described under “—Announcements.”

If the Company makes a material change in the terms of the Tender Offer or the information concerning the Tender Offer or waives a material condition of the Tender Offer, the Company will disseminate additional materials and extend the Tender Offer to the extent required by law. In the event of a termination of the Tender Offer, none of the Purchase Price will be paid or become payable on Notes. In any such event, any Notes previously tendered pursuant to the Tender Offer will be returned to the tendering Holders in accordance with Rule 13e-4(f)(5) under the Exchange Act.

Additional Terms of the Tender Offer

•	All communications, payments, notices, certificates or other documents to be delivered to or by a Holder will be delivered by, or sent to or by it, at the Holder’s own risk.

•	By submitting a valid electronic acceptance instruction or Letter of Transmittal, a Holder will be deemed to have given the representations, warranties and undertakings of the Holder set forth above in “—Procedure for Tendering Notes—Representations, Warranties and Undertakings” and in the Letter of Transmittal.

•	All acceptances of tendered Notes by the Company shall be deemed to be made on the terms set out in this Offer to Purchase (and shall be deemed to be given in writing even if submitted electronically).

•	The Company may in its sole discretion elect to treat as valid a tender instruction in respect of which the relevant Holder does not fully comply with all the requirements of these terms.

•	Unless waived by the Company, any irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. None of the Company, the Dealer Manager, the Tender and Information Agent, the Trustee or any of their respective affiliates or any other person shall be under any duty to give notification of any defects or irregularities in such tenders of Notes, nor will any of such entities incur any liability for failure to give such notifications. Tenders of Notes may be deemed not to have been made until such irregularities have been cured or waived.

•	None of the Company, the Dealer Manager, the Tender and Information Agent or the Trustee shall accept any responsibility for failure of delivery of a notice, communication or electronic acceptance instruction.

•	Any rights or claims that a Holder may have against the Company in respect of any tendered Notes or the Tender Offer, other than rights or claims under federal securities laws, shall be extinguished or otherwise released upon the payment to such Holder of the Purchase Price, plus Accrued Interest, for such Notes, as determined pursuant to the terms of the Tender Offer.

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•	Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or giving notice to the Tender and Information Agent and the Dealer Manager.

•	The contract constituted by the Company’s acceptance for purchase in accordance with the terms of this Offer to Purchase of all Notes validly tendered (or defectively tendered, if such defect has been waived by the Company) shall be governed by, and construed in accordance with, the law of the State of New York.

Announcements

If the Company is required by applicable law to make an announcement relating to an extension of the Expiration Date for the Tender Offer, an amendment or termination of the Tender Offer, acceptance of the Notes for purchase, or otherwise, the Company will do so as promptly as practicable and, in the case of an extension of the Expiration Date, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Unless otherwise specified in this Offer to Purchase or required by applicable law, the Company may choose to issue an announcement of this type in any reasonable manner, but it will have no obligation to do so other than by issuing a press release or a notice sent via DTC.

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CERTAIN CONSIDERATIONS

In deciding whether to participate in the Tender Offer, each Holder should consider carefully, in addition to the other information contained in or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, the risks described under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the following:

Position of the Company and Other Parties Concerning the Tender Offer

None of the Company, its board of directors, its officers, the Dealer Manager, the Tender and Information Agent or the Trustee or any of their respective affiliates makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. If anyone makes any recommendation or representation or gives any such information, Holders should not rely upon that recommendation, representation or information as having been authorized by the Company, the Dealer Manager, the Tender and Information Agent or the Trustee. Holders are urged to evaluate carefully all information in the Offer Documents, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.

The Tender Offer May Adversely Affect the Market Value of the Notes and Reduce the Liquidity of any Trading Market for the Notes

All Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled. The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To the Company’s knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not always available. To the extent that Notes are purchased pursuant to the Tender Offer, the trading market for the Notes that remain outstanding will likely become further limited or cease altogether. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security, convertible or otherwise, with a greater float. Therefore, the market price for and liquidity of Notes not validly tendered may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Tender Offer reduces the float. The reduced float may also tend to make the trading price more volatile.

Holders of Notes not tendered and purchased in the Tender Offer may attempt to obtain quotations for their Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following consummation of the Tender Offer. The extent of the market for the Notes following consummation of the Tender Offer will depend upon a number of factors, including the size of the float, the number of Holders remaining at such time, the principal amount of Notes held by such Holders and the interest in maintaining a market in the Notes on the part of securities firms.

Trading Price of Notes

Because the Notes are convertible into shares of the Company’s common stock, the trading price of the Notes is directly affected by certain factors affecting the trading price of the Company’s common stock, the general level of interest rates and the Company’s credit quality, among others. It is impossible to predict whether the price of the Company’s common stock or interest rates will rise or fall or whether the Company’s credit ratings will improve or decline in the future. The trading prices of the Company’s common stock and the Notes are influenced by several factors, many of which are out of the Company’s control.

Withdrawal Rights

Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after April 13, 2021 (40 business days after the commencement of the Tender Offer).

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Conditions to the Consummation of the Tender Offer

The consummation of the Tender Offer is subject to the satisfaction or waiver of several conditions. See “The Terms of the Tender Offer—Conditions to the Tender Offer.” In addition, subject to applicable law, the Company may terminate the Tender Offer at any time prior to the Expiration Date upon the occurrence of any of the conditions set forth in “The Terms of the Tender Offer—Conditions to the Tender Offer.” There can be no assurance that such conditions will be met, that the Company will not terminate the Tender Offer or that, in the event that the Tender Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

Treatment of Notes Not Tendered in the Tender Offer

Notes not tendered and purchased in the Tender Offer will remain outstanding. The terms and conditions in the Indenture, including the covenants and other protective provisions contained in the Indenture, will remain unchanged. No amendments to the Indenture are being sought in connection with the Tender Offer.

From time to time after completion of the Tender Offer and the required period pursuant to Rule 13e-4(f)(6), the Company and its affiliates may purchase additional Notes in the open market, in privately negotiated transactions, or through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer, and such differences may be material. Any future purchases or exchanges by the Company and its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.

Pursuit of Strategic Alternatives and Proposed Reorganization

On October 31, 2019, MIC announced its intention to pursue strategic alternatives for the Company and has since been engaged in processes that could result in the sale of the Company or one or more of its operating businesses. In December 2020, the Company completed the sale of IMTT. MIC has not set a timetable for completing any additional transactions and there can be no assurance that any transactions will occur on favorable terms or at all and if so whether any such transactions will impact the Notes pursuant to the terms of the Indenture. In connection with its efforts to sell its remaining businesses, on February 17, 2021, the Company filed a Form S-4 Registration Statement with the SEC with respect to a proposed reorganization. See “The Company—Proposed Reorganization.” There can be no assurance as to whether or when the proposed reorganization will be consummated.

Certain Tax Considerations

See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain tax matters that should be considered in evaluating the Tender Offer.

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SOURCE OF FUNDS

The Company would need $402,500,000 (exclusive of any Dealer Manager fee and other fees and expenses and Accrued Interest, if any) to purchase all of the Notes outstanding as of February 16, 2021, based on the purchase price per $1,000 principal amount of Notes of $1,000. The Company expects to use cash on hand to fund the payment of (i) the Purchase Price in respect of all the Notes subject to the Tender Offer (regardless of the actual amount of Notes tendered), (ii) Accrued Interest in respect of all the Notes subject to the Tender Offer (regardless of the actual amount of Notes tendered) and (iii) estimated fees and expenses relating to the Tender Offer.

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INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;
TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES

The following table lists the names of all directors and executive officers of the Company. The business address of the Company and of each of the persons listed in the table below is 125 West 55th Street, New York, NY 10019. The telephone number of the Company and each of the persons listed in the table below is (212) 231-1000.

Name	Position
Martin Stanley	Chairman of the Board of Directors
Christopher Frost	Chief Executive Officer
Nick O’Neil	Chief Financial Officer
Jay Davis	Vice President and Head of Investor Relations
Michael Kernan	General Counsel and Secretary
Norman H. Brown, Jr.	Director
Amanda Brock	Director
Maria J. Dreyfus	Director
Ronald Kirk	Director
H.E. (Jack) Lentz	Director
Ouma Sananikone	Director

To the Company’s knowledge, none of the Company’s executive officers, directors or affiliates hold a beneficial interest in the Notes.

No affiliate or associate or majority owned subsidiary of the Company and, to the Company’s knowledge, no director or executive officer of the Company or any subsidiary of the Company has engaged in any transaction in the Notes during the 60 days preceding the date of this Offer to Purchase.

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MARKET PRICE INFORMATION

The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To the Company’s knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not always available. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.

The Notes are convertible into cash, shares of common stock of MIC, or a combination of cash and shares of common stock, at the Company’s election, in the circumstances and during the periods specified in the Indenture governing the Notes. MIC’s common stock is traded on The New York Stock Exchange under the symbol “MIC.” The table below sets forth the high and low sales prices of its common stock during the indicated time periods.

	High	Low
Year Ended December 31, 2019
First quarter	$43.83	$35.89
Second quarter	$42.97	$39.41
Third quarter	$42.10	$36.58
Fourth quarter	$43.75	$38.12
Year Ended December 31, 2020
First quarter	$45.93	$12.50
Second quarter	$32.81	$17.00
Third quarter	$32.50	$25.28
Fourth quarter	$38.61	$24.47
Year Ending December 31, 2021
First quarter (through February 16, 2021) (1)	$41.00	$27.47

(1)	On January 8, 2021, MIC paid a special dividend of $11.00 per share of its common stock to holders of record as of the close of trading on January 5, 2021 in connection with the closing of the sale of IMTT. Shares of MIC traded with “due bills” attached through January 8, 2021 and traded ex-dividend on January 11, 2021.

The closing price of MIC’s common stock on The New York Stock Exchange on February 16, 2021 was $31.89 per share. As of February 16, 2021, there were 87,396,276 shares of MIC’s common stock outstanding.

You are urged to obtain more current market price information for the Notes and common stock during the Tender Offer period.

As of February 16, 2021, there was $402,500,000 aggregate principal amount of Notes outstanding.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences of the Tender Offer. It is not a complete analysis of all the potential U.S. federal income tax considerations relating to the Tender Offer. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, administrative rulings and judicial decisions, all as of the date hereof. The foregoing authorities may be changed or subject to differing interpretations, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below. We have not sought and do not intend to seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary deals only with Notes that are held as capital assets for United States federal income tax purposes. This summary does not address the income tax considerations arising under the laws of any foreign, state or local jurisdiction and does not address any United States federal taxes other than United States federal income taxes (such as estate and gift tax considerations). In addition, this discussion does not address all United States federal income tax considerations that may be applicable to holders’ particular circumstances or to holders who may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt entities;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or currencies;

•	expatriates of the United States;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	United States Holders (defined below) whose functional currency is not the United States dollar;

•	United States Holders that hold Notes through non-United States brokers or other non-United States intermediaries;

•	persons that will hold the Notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement;

•	persons deemed to sell the Notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities (or owners of such entities).

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding Notes and persons holding interests in Notes through a partnership should consult their tax advisors.

We believe, and the following discussion assumes, that the Notes are not instruments subject to the Treasury Regulations that apply to “contingent payment debt instruments.” If they were so treated, the amount, timing and character of income recognized by a holder upon the sale of Notes pursuant to the Tender Offer could differ from that described below. Each holder should consult its tax advisor as to the potential application of the contingent payment debt instrument regulations to the Notes.

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This summary of certain United States federal income tax considerations is for general information only and is not tax advice. You should consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate, gift or other non-income tax laws or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to Tendering United States Holders

For purposes of this discussion, a “United States Holder” is a beneficial owner of Notes that is, for United States federal income tax purposes: (a) an individual who is a United States citizen or United States resident; (b) a corporation created or organized under the laws of the United States or any state thereof or the District of Columbia; (c) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (d) a trust if (1) a court within the United States can exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of that trust or (2) that trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a United States person.

Sale of Notes

The receipt of cash for Notes pursuant to the Tender Offer will generally be a taxable transaction for United States federal income tax purposes. A United States Holder that tenders a Note in the Tender Offer will generally recognize gain or loss, if any, equal to the difference between (i) the total amount realized for the tendered Note, other than any portion that is attributable to accrued but unpaid stated interest, which will be taxable as ordinary income to the extent not previously reported as income, and (ii) the United States Holder’s adjusted tax basis in the tendered Note at the time of sale. In general, a United States Holder’s adjusted tax basis in a Note equals (a) the price such United States Holder initially paid for such Note, increased by any market discount, discussed below, previously included in income by such United States Holder with respect to such Note and (b) decreased by the amount of any payments received, other than stated interest payments, and any bond premium previously amortized by the United States Holder with respect to such Note.

Except to the extent that any gain is recharacterized as ordinary income pursuant to the market discount rules discussed below, any gain or loss will be capital gain or loss and will generally be long-term capital gain or loss if the United States Holder’s holding period in the Note for United States federal income tax purposes is more than one year. Long-term capital gains recognized by non-corporate United States Holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A United States Holder must calculate gain or loss separately for each block of Notes (generally, Notes acquired at the same cost in a single transaction) that we purchase from the United States Holder pursuant to the Tender Offer.

Market Discount

Any gain recognized by a tendering United States Holder with respect to a Note will be treated as ordinary income to the extent of any market discount on such Note that has accrued during the period that the tendering United States Holder held such Note and that has not previously been included in income by the United States Holder. A Note generally will be considered to be acquired with market discount if the initial tax basis of the Note in the hands of the United States Holder was less than the stated redemption price at maturity by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless the United States Holder elects to accrue the market discount using a constant-yield method. Generally, accrued market discount is not included in a United States Holder’s income as it accrues unless the United States Holder elects to include market discount in income currently. United States Holders should consult their tax advisors regarding the possible application of the market discount rules of the Code to a sale of the Notes pursuant to the Tender Offer.

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Medicare Tax

A United States Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) such United States Holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of such United States Holder’s modified adjusted gross income (or adjusted gross income in the case of estates and trusts) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States Holder’s net investment income will generally include its gross interest income and any net gains from the disposition of the Notes, unless such interest or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States Holder that is an individual, estate or trust, you should consult your tax advisor regarding the applicability of this tax to your income and gains in respect of your investment in the Notes.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply with respect to payments made to United States Holders pursuant to the Tender Offer. In addition, a United States Holder may be subject to backup withholding on such payments that are subject to information reporting if the United States Holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to the backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld from a United States Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability, if any, of the United States Holder, and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the IRS.

Consequences to Tendering Non-United States Holders

For purposes of this discussion, a Non-United States Holder means a beneficial owner of Notes that, for United States federal income tax purposes, is an individual, corporation, estate or trust that is not a United States Holder.

Sale of Notes

A Non-United States Holder generally will not be subject to United States federal income or withholding tax on any gain recognized on the disposition of Notes pursuant to the Tender Offer, unless:

•	in the case of gain recognized by a Non-United States Holder that is an individual, the Non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are satisfied; or

•	the gain is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States.

•	We are or have been a “United States real property holding corporation” (a “USRPHC”) at any time during the shorter of the period that such Non-United States Holder held the Notes or the five-year period ending on the date of such sale, and certain other conditions (described below) are met. Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes).

If the first exception applies, the Non-United States Holder generally will be subject to tax at a rate of 30% (or lower applicable income tax treaty rate) on the amount by which its United States-source gains from sales or exchanges of capital assets exceed certain United States-source losses from such sales or exchanges. If the second exception applies, the Non-United States Holder will generally be required to pay United States federal income tax on the net gain derived from the disposition in the same manner as United States Holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, corporate Non-United States Holders may be subject to a 30% (or lower applicable income tax treaty rate) branch profits tax on such Holder’s effectively connected earnings and profits (subject to adjustments).

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With respect to the third bullet point above, we have not determined whether we are a USRPHC, and no assurance can be given that we are not or will not become one in the future. If we are considered a USRPHC, any gain recognized by a Non- United States Holder upon a sale of Notes pursuant to the Tender Offer will be subject to U.S. federal income tax if we are or have been a USRPHC at any time during the shorter of the period that the Non-United States Holder held the Notes or the five-year period ending on the date of the sale, unless:

•	the Notes are “regularly traded” on an established securities market at the time of the sale, and the Non-United States Holder has owned, directly or constructively, 5% or less of the total fair market value of the Notes at all times during the shorter of the period that such Non-United States Holder held the Notes or the five-year period ending on the date of the sale; or

•	the Notes are not “regularly traded” on an established securities market at the time of the sale, but (i) our common shares are “regularly traded” on an established securities market at the time of the sale and (ii) on any date on which Notes were acquired, directly or constructively, by the Non- United States Holder, the Notes acquired by such Non-United States Holder (together with all Notes previously acquired, directly or constructively, by the Non-United States Holder) had a fair market value that was not greater than 5% of the aggregate fair market value of our common shares as measured on such date.

It is not clear whether the Notes are or will be “regularly traded” on an established securities market at the time of a sale pursuant to the Tender Offer. However, we believe that our common shares are and will be “regularly traded” on an established securities market at such time.

If we are considered a USRPHC, upon a sale of the Notes pursuant to the Tender Offer, the proceeds (other than proceeds attributable to Accrued Interest) received by a person that is not a “United States person” are generally subject to a 15% U.S. withholding tax. There exists an exemption from this withholding tax if the Notes or our common shares are “regularly traded” on an established securities market and certain other requirements are met. We believe that our common shares are and will be “regularly traded” on an established securities market at the time of a sale pursuant to the Tender Offer. Therefore, in the event that we (or our paying agent) are the withholding agent with respect to the payment of proceeds (other than proceeds attributable to Accrued Interest) upon a sale pursuant to the Tender Offer to a Non-United States Holder and we are able to determine that, on any date on which Notes were acquired, directly or constructively, by such Non-United States Holder, the Notes acquired by such Non-United States Holder (together with all Notes previously acquired, directly or constructively, by such Non-United States Holder) had a fair market value that was not greater than 5% of the aggregate fair market value of our common shares as measured on such date, then we do not intend to impose U.S. withholding tax on such payment.

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance,” any amount received by a Non-United States Holder that is attributable to Accrued Interest generally will not be subject to United States federal income tax, provided that: (a) the Non-United States Holder does not actually or constructively own stock possessing 10% or more of the total combined voting power of all series of our stock that are entitled to vote; (b) the Non-United States Holder is not a controlled foreign corporation (within the meaning of the Code) that is related to us through stock ownership and is not a bank receiving the interest on a loan agreement entered into in the ordinary course of business; (c) the interest is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States; and (d) the applicable withholding agent has received or receives, on our behalf, appropriate documentation from the Non-United States Holder (generally, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or applicable substitute form) establishing that the Non-United States Holder is not a United States person for United States federal income tax purposes. A Non-United States Holder that does not qualify for exemption from United States federal income tax under the preceding sentence generally will be subject United States federal withholding tax at a 30% rate (or lower applicable income tax treaty rate) on payments of interest pursuant to the Tender Offer, unless the interest is effectively connected with the conduct of a trade or business within the United States. If the amount received on account of any accrued but unpaid interest is effectively connected with the conduct by a Non-United States Holder of a trade or business within the United States, such Non-United States Holder generally will be subject to United States federal income taxation on the interest in the same manner as a United States Holder unless an applicable income tax treaty provides otherwise (and, in the case of corporate holders, may also be subject to a 30% (or lower applicable income tax treaty rate) branch profits tax on such Holder’s effectively connected earnings and profits (subject to adjustments)). Unless an applicable income tax treaty provides otherwise, interest that is effectively connected with the conduct by a Non-United States Holder of a trade or business within the United States will not be subject to United States federal withholding tax so long as the relevant Non-United States Holder provides the applicable withholding agent, on our behalf, with the appropriate documentation (generally, IRS Form W-8ECI).

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Consequences to Non-Tendering Holders

The Tender Offer will not result in a taxable event for Holders not tendering Notes in the Tender Offer or for Holders that do not have their tender of Notes accepted for purchase pursuant to the Tender Offer. As a result, such non-tendering Holders generally will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the Tender Offer, and will have the same holding period, adjusted tax basis and accrued market discount, if any, with respect to their Notes as immediately before the Tender Offer.

Information Reporting and Backup Withholding

Upon a sale of Notes by a Non-United States Holder pursuant to the Tender Offer, any portion of the consideration that represents payment of Accrued Interest generally will be reported to the IRS and to the Non-United States Holder, whether or not such interest is exempt from U.S. withholding tax. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the payee resides.

Any payments to a Non-United States Holder that are attributable to Accrued Interest generally will not be subject to backup withholding and additional information reporting, provided that (i) the Non-United States Holder certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or (ii) the Non-United States Holder otherwise establishes an exemption.

With respect to the proceeds of a sale of a Note pursuant to the Tender Offer (other than any portion attributable to Accrued Interest), any payment to a Non-United States Holder that is made by or through the U.S. office of a broker generally will not be subject to information reporting or backup withholding if the Non-United States Holder either certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or the Non-United States Holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to the payment of such proceeds by or through the foreign office of a foreign broker (within the meaning of applicable U.S. Treasury regulations). However, with respect to a payment of such proceeds by or through a foreign office of a U.S. broker or of a foreign broker with certain relationships to the United States, information reporting requirements (but not backup withholding) generally will apply unless the broker has documentary evidence that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

Any amounts withheld from a Non-United States Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability, if any, of the Non-United States Holder, and may entitle the Non-United States Holder to a refund, provided that the required information is timely furnished to the IRS.

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Foreign Account Tax Compliance

Under the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax is imposed on payments of U.S. source interest to “foreign financial institutions” (including non-U.S. investment funds) or “non-financial foreign entities” (each as defined in the Code) (whether such foreign financial institutions or non-financial foreign entities are acting as beneficial owners or intermediaries), unless they meet the information reporting requirements of FATCA. To avoid withholding, a foreign financial institution generally needs to enter into an agreement with the IRS that states that it will provide the IRS certain information, including the names, addresses and taxpayer identification numbers of direct and indirect U.S. account holders (including certain debt and equity holders), comply with due diligence procedures with respect to the identification of U.S. accounts, report to the IRS certain information with respect to U.S. accounts maintained, agree to withhold tax on certain payments made to non-compliant foreign financial institutions or account holders who fail to provide the required information, and determine certain other information as to its account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. A non-financial foreign entity generally needs to provide either the name, address, and taxpayer identification number of each substantial U.S. owner, or certifications of no substantial U.S. ownership, to avoid withholding, unless certain exceptions apply.

Non-United States Holders are encouraged to consult their own tax advisors regarding the application of FATCA to sales of Notes pursuant to the Tender Offer.

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THE DEALER MANAGER AND THE TENDER AND INFORMATION AGENT

The Company has retained J.P. Morgan Securities LLC to act as the Dealer Manager, and D.F. King & Co., Inc. to act as the Tender and Information Agent, for the Tender Offer. The Dealer Manager will perform services customarily provided by investment banking firms acting as the Dealer Manager of tender offers of a like nature, including, but not limited to, soliciting tenders of Notes pursuant to the Tender Offer and communicating generally regarding the Tender Offer with banks, brokers, custodians, Nominees and other persons, including Holders of Notes. The Company has agreed to pay the Dealer Manager and the Tender and Information Agent customary fees for their services in connection with the Tender Offer. In addition, the Company has agreed to reimburse the Dealer Manager for its reasonable out-of-pocket expenses. The Company has agreed to indemnify the Dealer Manager against certain liabilities that may arise in connection with the Tender Offer, including certain liabilities under the federal securities laws or to contribute to payments the Dealer Manager may be required to make in respect of those liabilities.

The Dealer Manager or its affiliates have provided in the past, and may provide in the future, financial, advisory, investment banking, lending and commercial banking services to the Company and its subsidiaries, for which it has received and will receive customary fees and commissions. The Dealer Manager may also from time to time hold Notes, shares of the Company’s common stock and other securities issued by the Company, and, to the extent they own Notes at the time of the Tender Offer, the Dealer Manager may tender these Notes. If applicable, the Dealer Manager may also tender Notes on behalf of other Holders of Notes. Subject to applicable law, during the Tender Offer, the Dealer Manager may trade shares of the Company’s common stock and other securities issued by the Company for its own account or the accounts of its customers. As a result, the Dealer Manager may hold long or short positions in the Company’s common stock and other securities issued by the Company.

None of the Dealer Manager, its affiliates or the Tender and Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Tender Offer or the Company contained in this Offer to Purchase or related documents or for any failure by the Company to disclose events that may occur or may have occurred and may affect the significance or accuracy of such information.

The Company’s officers and employees (who will not be specifically compensated for such services), the Dealer Manager and the Tender and Information Agent may contact Holders regarding the Tender Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.

The expenses of soliciting tenders of the Notes will be borne by the Company. Tendering Holders of Notes will not be required to pay any fee or commission to the Dealer Manager. However, if a tendering Holder handles the transaction through its broker, dealer, commercial bank, trust company or other custodial entity, such Holder may be required to pay brokerage fees or commissions of that entity.

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MISCELLANEOUS

The Company is not aware of any state where the making of the Tender Offer is not in compliance with the laws of such state. If the Company becomes aware of any state where the making of the Tender Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with any such state laws or may seek to have such state laws declared inapplicable to the Tender Offer. If, after such good faith effort, the Company cannot comply with any such applicable state laws, the Tender Offer will not be made to the Holders residing in each such state.

In order to tender Notes, a Holder should send or deliver a properly completed and signed Letter of Transmittal and any other required documents to the Tender and Information Agent at one of its addresses set forth below or tender pursuant to DTC’s ATOP. Questions or requests for assistance relating to the procedures for tendering Notes or for additional copies of the Offer Documents may be directed to the Tender and Information Agent at its telephone number and address set forth below.

The Tender and Information Agent for the Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call: (212) 269-5550
Toll free: (800) 331-7024
Email: macquarie@dfking.com

By facsimile:
(For Eligible Institutions only)
(212) 709-3328
Confirmation:
(212) 232-3233

By Mail, Overnight Courier or Hand:
Attn: Michael Horthman
48 Wall Street
New York, New York 10005

Requests for assistance relating to the terms and conditions of the Tender Offer may be directed to the Dealer Manager at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Tender Offer or requests for additional copies of the Offer Documents.

The Dealer Manager for the Tender Offer is:

J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179
Attention: Liability Management Group
Telephone No. Collect: (212) 834-4087
Telephone No. Toll-Free: (866) 834-4087

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